Exhibit 16.1

SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants

7931 S. Broadway, #314

Littleton, CO 80122

(303) 480-5037 FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying  Accountant” in the Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about December 27, 2013, of CornerWorld Corporation, and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.

Littleton, Colorado

December 27, 2013